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                                                                     Exhibit 8.1

                        [Letterhead of White & Case LLP]




                                                               October 8, 2004


The Williams Companies, Inc.
One Williams Center
Tulsa, OK  74172

     Re: Form S-4 Registration Statement of the Williams Companies, Inc.


Dear Ladies and Gentlemen:


     Reference is made to The Williams Companies, Inc. Amendment No. 1 to Form S-4 Registration Statement, dated October 8, 2004 (the "Registration Statement"). We have functioned as special tax counsel to The Williams Companies, Inc. with respect to the transactions described in the Registration Statement.


     The section entitled "Material U.S. Federal Income Tax Consequences" in the Registration Statement, to the extent that it constitutes a description of the tax laws and regulations of the United States, of any of its agencies, authorities or other government or quasi-governmental bodies, or documents or proceedings or conclusions of U.S. law, sets forth our opinion regarding the tax consequences of the exchange offer.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the Prospectus included in the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

                                                     Very truly yours,

                                                     /s/ White & Case LLP